Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2024 Second Quarter Results

BATON ROUGE, LA / ACCESSWIRE / July 22, 2024 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2024. Investar reported net income of $4.1 million, or $0.41 per diluted common share, for the second quarter of 2024, compared to net income of $4.7 million, or $0.48 per diluted common share, for the quarter ended March 31, 2024, and net income of $6.5 million, or $0.67 per diluted common share, for the quarter ended June 30, 2023.

On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2024 were $0.36 compared to $0.43 for the first quarter of 2024, and $0.67 for the second quarter of 2023. Core earnings exclude certain items including, but not limited to, loss on call or sale of investment securities, net, (gain) loss on sale or disposition of fixed assets, net, gain on sale of other real estate owned, net, change in the fair value of equity securities, write down of other real estate owned, and gain on early extinguishment of subordinated debt (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am excited about our second quarter results as we continued to execute our strategy of consistent, quality earnings through the optimization of our balance sheet. Despite the higher for longer rate environment, our net interest margin expanded for the second consecutive quarter to 2.62% as we remained focused on originating higher yielding loans and securing lower cost funding sources that are accretive to our margin. During the second quarter we originated and renewed loans, 80% of which were variable-rate loans, at an 8.6% blended interest rate.

We remain inwardly focused on controlling the things that we can control. We are originating high quality loans and allowing higher risk credit relationships to run off. As a result, credit quality remained very solid as nonperforming loans represented only 0.23% of total loans. Additionally, we repurchased $7.0 million in principal amount of subordinated debt at a significant discount to par and recognized a gain of $0.3 million while maintaining a strong capital position.

Finally, I could not be more excited about the future of Investar. Our team has exhibited remarkable resilience as we have proactively managed through a difficult and uncertain economic environment. Our liability sensitive balance sheet and efforts to optimize our asset mix strategically position us to benefit from a more favorable interest rate environment. Additionally, we have begun to reinvest in geographic areas, particularly our Texas markets, with long-term growth potential, as part of our strategy to remix and strengthen our balance sheet and improve GAAP and core metrics in the coming years.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 6,096 shares of our common stock during the second quarter at an average price of $15.25 per share.”

Second Quarter Highlights

•	Net interest margin improved to 2.62% for the quarter ended June 30, 2024 compared to 2.59% for the quarter ended March 31, 2024.

•	Credit quality continued to strengthen with nonperforming loans improving to 0.23% of total loans at June 30, 2024 compared to 0.26% at March 31, 2024.

•	Consistent with our strategy of optimizing the balance sheet, total loans decreased $13.8 million, or 0.6%, to $2.17 billion at June 30, 2024, compared to $2.18 billion at March 31, 2024.

•	Variable-rate loans as a percentage of total loans improved to 30% at June 30, 2024 compared to 28% at March 31, 2024. During the second quarter, we originated and renewed loans, 80% of which were variable-rate loans, at an 8.6% blended interest rate.

•	The yield on the loan portfolio increased to 5.96% for the quarter ended June 30, 2024 compared to 5.89% for the quarter ended March 31, 2024.

•	Book value per common share increased to $23.42 at June 30, 2024, or 0.9%, compared to $23.21 at March 31, 2024. Tangible book value per common share increased to $19.15 at June 30, 2024, or 1.3%, compared to $18.90 at March 31, 2024.

•	Investar repurchased $5.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “2029 Notes”) and $2.0 million of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “2032 Notes”) and recognized a gain on early extinguishment of subordinated debt of $0.3 million.

•	Investar sold other real estate owned with a cost basis of $1.0 million related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida and recognized a gain of $0.7 million during the quarter ended June 30, 2024.

•	Investar repurchased 6,096 shares of its common stock through its stock repurchase program at an average price of $15.25 per share during the quarter ended June 30, 2024, leaving 497,645 shares authorized for repurchase under the program at June 30, 2024.

Loans

Total loans were $2.17 billion at June 30, 2024, a decrease of $13.8 million, or 0.6%, compared to March 31, 2024, and an increase of $81.9 million, or 3.9%, compared to June 30, 2023.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2024	3/31/2024	6/30/2023	$	%	$	%	6/30/2024	6/30/2023
Mortgage loans on real estate
Construction and development	$177,840	$173,511	$197,850	$4,329	2.5%	$(20,010)	(10.1)%	8.2%	9.4%
1-4 Family	414,756	414,480	414,380	276	0.1	376	0.1	19.1	19.9
Multifamily	104,269	105,124	80,424	(855)	(0.8)	23,845	29.6	4.8	3.9
Farmland	7,542	7,539	8,434	3	0.0	(892)	(10.6)	0.4	0.4
Commercial real estate
Owner-occupied	453,456	453,414	441,393	42	0.0	12,063	2.7	20.9	21.2
Nonowner-occupied	489,984	495,844	530,820	(5,860)	(1.2)	(40,836)	(7.7)	22.6	25.4
Commercial and industrial	507,822	518,969	399,488	(11,147)	(2.1)	108,334	27.1	23.5	19.2
Consumer	11,090	11,697	12,074	(607)	(5.2)	(984)	(8.1)	0.5	0.6
Total loans	$2,166,759	$2,180,578	$2,084,863	$(13,819)	(0.6)%	$81,896	3.9%	100%	100%

At June 30, 2024, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $961.3 million, a decrease of $11.1 million, or 1.1%, compared to $972.4 million at March 31, 2024, and an increase of $120.4 million, or 14.3%, compared to $840.9 million at June 30, 2023. The decrease in the business lending portfolio compared to March 31, 2024 is primarily driven by loan amortization, partially offset by conversions of construction and development loans to owner-occupied loans upon completion of construction. The increase in the business lending portfolio compared to June 30, 2023 is primarily driven by our purchase of commercial and industrial revolving lines of credit with an unpaid principal balance of $162.7 million in the second half of 2023, partially offset by loan amortization.

Nonowner-occupied loans totaled $490.0 million at June 30, 2024, a decrease of $5.9 million, or 1.2%, compared to $495.8 million at March 31, 2024, and a decrease of $40.8 million, or 7.7%, compared to $530.8 million at June 30, 2023. The decrease in nonowner-occupied loans compared to March 31, 2024 is primarily due to loan amortization, partially offset by conversions of construction and development loans to nonowner-occupied loans upon completion of construction. The decrease in nonowner-occupied loans compared to June 30, 2023 is primarily due to a reclassification during the third quarter of 2023 of approximately $24.1 million nonowner-occupied loans to multifamily loans due to a change in the primary use of the property and loan amortization.

Construction and development loans totaled $177.8 million at June 30, 2024, an increase of $4.3 million, or 2.5%, compared to $173.5 million at March 31, 2024, and a decrease of $20.0 million, or 10.1%, compared to $197.9 million at June 30, 2023. The increase in construction and development loans compared to March 31, 2024 is primarily due to utilization of credit lines, partially offset by conversions to permanent loans upon completion of construction. The decrease in construction and development loans compared to June 30, 2023 is primarily due to conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $5.0 million, or 0.23% of total loans, at June 30, 2024, a decrease of $0.6 million compared to $5.6 million, or 0.26% of total loans, at March 31, 2024, and a decrease of $2.0 million compared to $7.0 million, or 0.34% of total loans, at June 30, 2023. The decrease in nonperforming loans compared to March 31, 2024 is mainly attributable to paydowns.

The allowance for credit losses was $28.6 million, or 576.4% and 1.32% of nonperforming and total loans, respectively, at June 30, 2024, compared to $29.1 million, or 515.4% and 1.34% of nonperforming and total loans, respectively, at March 31, 2024, and $30.0 million, or 429.6% and 1.44% of nonperforming and total loans, respectively, at June 30, 2023.

Investar recorded a negative provision for credit losses of $0.4 million for the quarter ended June 30, 2024 compared to negative provisions for credit losses of $1.4 million and $2.8 million for the quarters ended March 31, 2024 and June 30, 2023, respectively. The negative provision for credit losses in the quarter ended June 30, 2024 was primarily due to a decrease in total loans and aging of existing loans. The negative provision for credit losses in the quarter ended March 31, 2024 was primarily due to a decrease in total loans, aging of existing loans, and, to a lesser extent, the completion of our annual current expected credit loss allowance model recalibration. The negative provision for credit losses for the quarter ended June 30, 2023 was driven by net recoveries of $2.4 million, primarily attributable to recoveries on one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida, and a decrease in total loans.

Deposits

Total deposits at June 30, 2024 were $2.21 billion, an increase of $2.4 million, or 0.1%, compared to $2.21 billion at March 31, 2024, and an increase of $29.3 million, or 1.3%, compared to $2.18 billion at June 30, 2023.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2024	3/31/2024	6/30/2023	$	%	$	%	6/30/2024	6/30/2023
Noninterest-bearing demand deposits	$436,571	$435,397	$488,311	$1,174	0.3%	$(51,740)	(10.6)%	19.8%	22.4%
Interest-bearing demand deposits	467,184	502,818	514,501	(35,634)	(7.1)	(47,317)	(9.2)	21.1	23.6
Money market deposits	177,191	171,113	158,984	6,078	3.6	18,207	11.5	8.0	7.3
Savings deposits	128,583	132,449	125,442	(3,866)	(2.9)	3,141	2.5	5.8	5.8
Brokered time deposits	249,354	237,850	153,365	11,504	4.8	95,989	62.6	11.3	7.0
Time deposits	751,319	728,201	740,250	23,118	3.2	11,069	1.5	34.0	33.9
Total deposits	$2,210,202	$2,207,828	$2,180,853	$2,374	0.1%	$29,349	1.3%	100%	100%

The decrease in interest-bearing demand deposits and savings deposits at June 30, 2024 compared to March 31, 2024 is primarily due to customers drawing down on their existing deposit accounts. The increase in time deposits and money market deposits at June 30, 2024 compared to March 31, 2024 is primarily the result of organic growth resulting from a deposit campaign. Brokered time deposits increased to $249.4 million at June 30, 2024 from $237.9 million at March 31, 2024. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At June 30, 2024, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration was approximately 11 months with a weighted average rate of 5.19%.

The decrease in noninterest-bearing demand deposits and interest-bearing demand deposits at June 30, 2024 compared to June 30, 2023 is primarily due to customers drawing down on their existing deposit accounts and shifts into interest-bearing deposit products with higher rates. The increase in time deposits, money market deposits, and savings deposits at June 30, 2024 compared to June 30, 2023 is primarily the result of organic growth resulting from a deposit campaign. Brokered time deposits increased to $249.4 million at June 30, 2024 from $153.4 million at June 30, 2023. We utilized shorter term brokered time deposits, which were laddered to provide flexibility, to fund a portion of the purchase of commercial and industrial revolving lines of credit with an unpaid principal balance of $162.7 million in the second half of 2023.

Stockholders’ Equity

Stockholders’ equity was $230.2 million at June 30, 2024, an increase of $3.2 million compared to March 31, 2024, and an increase of $11.8 million compared to June 30, 2023. The increase in stockholders’ equity compared to March 31, 2024 is primarily attributable to net income for the quarter, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to June 30, 2023 is primarily attributable to net income for the last twelve months.

Net Interest Income

Net interest income for the second quarter of 2024 totaled $17.2 million, a decrease of $18,000, or 0.1%, compared to the first quarter of 2024, and a decrease of $1.2 million, or 6.5%, compared to the second quarter of 2023. Total interest income was $35.8 million, $35.7 million and $32.4 million for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. Total interest expense was $18.6 million, $18.5 million and $14.0 million for the corresponding periods. Included in net interest income for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023 is $18,000, $19,000, and $47,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended June 30, 2024 and March 31, 2024 are interest recoveries of $44,000 and $21,000, respectively. There were no interest recoveries during the quarter ended June 30, 2023.

Investar’s net interest margin was 2.62% for the quarter ended June 30, 2024, compared to 2.59% for the quarter ended March 31, 2024 and 2.82% for the quarter ended June 30, 2023. The increase in net interest margin for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024 was driven by a seven basis point increase in the yield on interest-earning assets, partially offset by a seven basis point increase in the overall cost of funds. The decrease in net interest margin for the quarter ended June 30, 2024 compared to the quarter ended June 30, 2023 was driven by a 79 basis point increase in the overall cost of funds, partially offset by a 47 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 5.45% for the quarter ended June 30, 2024, compared to 5.38% for the quarter ended March 31, 2024 and 4.98% for the quarter ended June 30, 2023. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2024 was primarily attributable to a seven basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2023 was primarily driven by a 52 basis point increase in the yield on the loan portfolio, partially offset by an eight basis point decrease in the yield on the taxable securities portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 2.61% for the quarter ended June 30, 2024, compared to 2.59% for the quarter ended March 31, 2024 and 2.82% for the quarter ended June 30, 2023. The adjusted yield on interest-earning assets was 5.44% for the quarter ended June 30, 2024 compared to 5.38% and 4.97% for the quarters ended March 31, 2024 and June 30, 2023, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased seven basis points to 3.38% for the quarter ended June 30, 2024 compared to 3.31% for the quarter ended March 31, 2024 and increased 107 basis points compared to 2.31% for the quarter ended June 30, 2023. The increase in the cost of deposits compared to the quarter ended March 31, 2024 resulted primarily from both a higher average balance of, and an increase in rates paid on, time deposits, partially offset by lower average balances of interest-bearing demand deposits and brokered time deposits. The increase in the cost of deposits compared to the quarter ended June 30, 2023 resulted from both a higher average balance of, and an increase in rates paid on, time deposits and brokered time deposits and an increase in rates paid on interest-bearing demand deposits and savings deposits, partially offset by a lower average balance of interest-bearing demand deposits.

The cost of short-term borrowings increased two basis points to 4.68% for the quarter ended June 30, 2024 compared to 4.66% for the quarter ended March 31, 2024 and decreased 41 basis points compared to 5.09% for the quarter ended June 30, 2023. Beginning in the second quarter of 2023, the Bank began utilizing the Federal Reserve’s Bank Term Funding Program (“BTFP”) to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. The increase in the cost of short-term borrowings compared to the quarter ended March 31, 2024 resulted primarily from utilization of FHLB advances during the quarter ended June 30, 2024, partially offset by the refinancing of borrowings under the BTFP at lower rates during the quarter ended March 31, 2024. The decrease in the cost of short-term borrowings compared to the quarter ended June 30, 2023 resulted primarily from the refinancing of borrowings under the BTFP at lower rates.

The overall cost of funds for the quarter ended June 30, 2024 increased seven basis points to 3.58% compared to 3.51% for the quarter ended March 31, 2024 and increased 79 basis points compared to 2.79% for the quarter ended June 30, 2023. The increase in the cost of funds for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024 resulted from an increase in the cost of deposits and both a higher average balance and an increase in the cost of short-term borrowings, partially offset by a lower average balance of deposits. The increase in the cost of funds for the quarter ended June 30, 2024 compared to the quarter ended June 30, 2023 resulted from both a higher average balance and an increase in the cost of deposits, partially offset by both a lower average balance and a decrease in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the second quarter of 2024 totaled $2.8 million, an increase of $2,000, or 0.1%, compared to the first quarter of 2024 and an increase of $0.7 million, or 32.9%, compared to the second quarter of 2023.

The increase in noninterest income compared to the quarter ended March 31, 2024 is driven by a $0.7 million increase in gain on sale of other real estate owned and a $0.1 million increase in other operating income, partially offset by $0.4 million decrease in gain on sale or disposition of fixed assets and a $0.4 million increase in loss on call or sale of investment securities. The increase in the gain on sale of other real estate owned resulted primarily from the sale of a property during the second quarter of 2024 related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. The decrease in gain on sale or disposition of fixed assets resulted from the closure of one branch in the Alabama market during the first quarter of 2024. The increase in other operating income is primarily attributable to a $0.2 million increase in derivative fee income, partially offset by a $0.1 million decrease in the change in the net asset value of other investments.

The increase in noninterest income compared to the quarter ended June 30, 2023 is primarily attributable to a $0.7 million increase in gain on sale of other real estate owned, a $0.1 million increase in income from bank owned life insurance, a $0.1 million increase in the change in fair value of equity securities, a $0.1 million increase in the gain on sale or disposition of fixed assets, and a $0.1 million increase in other operating income, partially offset by a $0.4 million increase in loss on call or sale of investment securities. The increase in other operating income is primarily attributable to a $0.2 million increase in derivative fee income, partially offset by $0.1 million decrease in the change in the net asset value of other investments and a $0.1 million decrease in distributions from investments.

Noninterest Expense

Noninterest expense for the second quarter of 2024 totaled $15.5 million, an increase of $0.2 million, or 1.2%, compared to the first quarter of 2024, and an increase of $0.2 million, or 1.5%, compared to the second quarter of 2023.

The increase in noninterest expense for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024 was primarily driven by a $0.3 million increase in salaries and employee benefits, a $0.1 million increase in occupancy expense, and a $0.1 million increase in professional fees, partially offset by a $0.1 million increase in gain on early extinguishment of subordinated debt and a $0.2 million decrease in other operating expense. The increase in salaries and employee benefits is primarily due to investment in people including with an emphasis on our Texas markets to remix and strengthen our balance sheet. The increase in occupancy expense is primarily due to higher maintenance costs. The decrease in other operating expense resulted from a $0.2 million decrease in Federal Deposit Insurance Corporation (“FDIC”) assessments and a $0.2 million write down of other real estate owned related to a former branch location during the first quarter of 2024, partially offset by a $0.1 million increase in collection and repossession expenses and a $0.1 million increase in branch services expense.

The increase in noninterest expense for the quarter ended June 30, 2024 compared to the quarter ended June 30, 2023 was primarily driven by a $0.2 million increase in salaries and employee benefits, a $0.1 million increase in data processing, a $0.1 million increase in professional fees, and a $0.2 million increase in other operating expense, partially offset by a $0.3 million increase in gain on early extinguishment of subordinated debt and a $0.1 million decrease in depreciation and amortization. The increase in salaries and employee benefits is primarily due to higher salaries expense and deferred compensation expense, partially offset by a decrease in health insurance claims. The gain on early extinguishment of subordinated debt is due to the repurchase of $5.0 million in principal amount of our 2029 Notes and $2.0 million in principal amount of our 2032 Notes during the second quarter of 2024. The decrease in depreciation and amortization is primarily due to the closure of one branch location in the first quarter of 2024. The increase in other operating expense resulted primarily from a $0.1 million increase in bank shares tax and a $0.1 million increase in collection and repossession expenses, partially offset by a $0.1 million decrease in FDIC assessments.

Taxes

Investar recorded an income tax expense of $0.8 million for the quarter ended June 30, 2024, which equates to an effective tax rate of 17.0%, compared to effective tax rates of 22.7% and 18.7% for the quarters ended March 31, 2024 and June 30, 2023, respectively. Investar surrendered approximately $8.4 million of bank owned life insurance and reinvested the proceeds in higher yielding policies during the quarter ended March 31, 2024. As a result of the restructuring, Investar incurred a $0.3 million income tax expense during the quarter ended March 31, 2024. The restructuring had an expected earn-back period of just over one year. Excluding the effect of the bank owned life insurance surrender, the effective tax rate for the quarter ended March 31, 2024 was approximately 18.0%.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.41 for the quarter ended June 30, 2024, compared to basic and diluted earnings per common share of $0.48 for the quarter ended March 31, 2024, and basic and diluted earnings per common share of $0.67 for the quarter ended June 30, 2023.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 28 branch locations serving Louisiana, Texas, and Alabama. At June 30, 2024, the Bank had 335 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to continue to successfully execute the pivot of our near-term strategy from primarily a growth strategy to a strategy primarily focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics including COVID-19;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2024	3/31/2024	6/30/2023	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$35,790	$35,722	$32,396	0.2%	10.5%
Total interest expense	18,592	18,506	14,009	0.5	32.7
Net interest income	17,198	17,216	18,387	(0.1)	(6.5)
Provision for credit losses	(415)	(1,419)	(2,840)	70.8	85.4
Total noninterest income	2,750	2,748	2,070	0.1	32.9
Total noninterest expense	15,477	15,296	15,241	1.2	1.5
Income before income tax expense	4,886	6,087	8,056	(19.7)	(39.3)
Income tax expense	829	1,380	1,509	(39.9)	(45.1)
Net income	$4,057	$4,707	$6,547	(13.8)	(38.0)

AVERAGE BALANCE SHEET DATA
Total assets	$2,773,792	$2,802,192	$2,748,171	(1.0)%	0.9%
Total interest-earning assets	2,643,232	2,669,553	2,611,172	(1.0)	1.2
Total loans	2,168,762	2,195,496	2,100,751	(1.2)	3.2
Total interest-bearing deposits	1,770,985	1,805,569	1,655,506	(1.9)	7.0
Total interest-bearing liabilities	2,090,296	2,118,746	2,013,482	(1.3)	3.8
Total deposits	2,196,949	2,233,704	2,145,629	(1.6)	2.4
Total stockholders’ equity	227,537	228,690	221,528	(0.5)	2.7

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.41	$0.48	$0.67	(14.6)%	(38.8)%
Diluted earnings per common share	0.41	0.48	0.67	(14.6)	(38.8)
Core Earnings(1):
Core basic earnings per common share(1)	0.36	0.44	0.67	(18.2)	(46.3)
Core diluted earnings per common share(1)	0.36	0.43	0.67	(16.3)	(46.3)
Book value per common share	23.42	23.21	22.21	0.9	5.4
Tangible book value per common share(1)	19.15	18.90	17.87	1.3	7.2
Common shares outstanding	9,828,825	9,781,946	9,831,145	0.5	(0.0)
Weighted average common shares outstanding - basic	9,827,903	9,769,626	9,880,721	0.6	(0.5)
Weighted average common shares outstanding - diluted	9,902,170	9,866,973	9,881,385	0.4	0.2

PERFORMANCE RATIOS
Return on average assets	0.59%	0.68%	0.96%	(13.2)%	(38.5)%
Core return on average assets(1)	0.52	0.61	0.97	(14.8)	(46.4)
Return on average equity	7.17	8.28	11.85	(13.4)	(39.5)
Core return on average equity(1)	6.31	7.52	11.98	(16.1)	(47.3)
Net interest margin	2.62	2.59	2.82	1.2	(7.1)
Net interest income to average assets	2.49	2.47	2.68	0.8	(7.1)
Noninterest expense to average assets	2.24	2.20	2.22	1.8	0.9
Efficiency ratio(2)	77.59	76.62	74.50	1.3	4.1
Core efficiency ratio(1)	80.24	78.81	74.21	1.8	8.1
Dividend payout ratio	24.39	20.83	14.93	17.1	63.4
Net charge-offs (recoveries) to average loans	0.01	—	(0.11)	—	109.1

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	6/30/2024	3/31/2024	6/30/2023	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.30%	0.36%	0.40%	(16.7)%	(25.0)%
Nonperforming loans to total loans	0.23	0.26	0.34	(11.5)	(32.4)
Allowance for credit losses to total loans	1.32	1.34	1.44	(1.5)	(8.3)
Allowance for credit losses to nonperforming loans	576.38	515.36	429.60	11.8	34.2

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.26%	8.14%	7.93%	1.5%	4.2%
Tangible equity to tangible assets(1)	6.85	6.73	6.48	1.8	5.8
Tier 1 leverage capital	8.81	8.62	8.45	2.2	4.3
Common equity tier 1 capital(2)	10.02	9.79	9.86	2.3	1.6
Tier 1 capital(2)	10.42	10.18	10.28	2.4	1.4
Total capital(2)	13.16	13.21	13.49	(0.4)	(2.4)
Investar Bank:
Tier 1 leverage capital	9.95	10.01	9.96	(0.6)	(0.1)
Common equity tier 1 capital(2)	11.78	11.83	12.11	(0.4)	(2.7)
Tier 1 capital(2)	11.78	11.83	12.11	(0.4)	(2.7)
Total capital(2)	12.98	13.04	13.36	(0.5)	(2.8)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2024.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2024	March 31, 2024	June 30, 2023
ASSETS
Cash and due from banks	$27,130	$18,083	$34,697
Interest-bearing balances due from other banks	42,542	23,762	31,082
Federal funds sold	—	—	128
Cash and cash equivalents	69,672	41,845	65,907

Available for sale securities at fair value (amortized cost of $398,954, $415,546, and $452,053, respectively)	336,616	353,340	389,583
Held to maturity securities at amortized cost (estimated fair value of $18,461, $18,148, and $17,913, respectively)	18,457	17,755	17,812
Loans	2,166,759	2,180,578	2,084,863
Less: allowance for credit losses	(28,620)	(29,114)	(30,044)
Loans, net	2,138,139	2,151,464	2,054,819
Equity securities at fair value	2,260	2,260	1,134
Nonmarketable equity securities	13,901	12,723	13,804
Bank premises and equipment, net of accumulated depreciation of $20,667, $20,038, and $21,886, respectively	42,383	42,659	45,925
Other real estate owned, net	3,372	4,247	4,137
Accrued interest receivable	14,186	15,047	12,661
Deferred tax asset	17,595	17,779	17,658
Goodwill and other intangible assets, net	41,996	42,154	42,677
Bank owned life insurance	61,208	60,745	58,068
Other assets	27,793	25,688	29,489
Total assets	$2,787,578	$2,787,706	$2,753,674

LIABILITIES
Deposits
Noninterest-bearing	$436,571	$435,397	$488,311
Interest-bearing	1,773,631	1,772,431	1,692,542
Total deposits	2,210,202	2,207,828	2,180,853
Advances from Federal Home Loan Bank	23,500	23,500	23,500
Borrowings under Bank Term Funding Program	229,000	229,000	235,800
Repurchase agreements	7,432	7,850	5,183
Subordinated debt, net of unamortized issuance costs	36,475	43,363	44,272
Junior subordinated debt	8,683	8,657	8,574
Accrued taxes and other liabilities	42,090	40,503	37,135
Total liabilities	2,557,382	2,560,701	2,535,317

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,828,825, 9,781,946, and 9,831,145 shares issued and outstanding, respectively	9,829	9,782	9,831
Surplus	145,918	145,739	145,347
Retained earnings	123,510	120,441	112,344
Accumulated other comprehensive loss	(49,061)	(48,957)	(49,165)
Total stockholders’ equity	230,196	227,005	218,357
Total liabilities and stockholders’ equity	$2,787,578	$2,787,706	$2,753,674

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2024	March 31, 2024	June 30, 2023
INTEREST INCOME
Interest and fees on loans	$32,161	$32,135	$28,513
Interest on investment securities
Taxable	2,766	2,817	3,262
Tax-exempt	214	238	119
Other interest income	649	532	502
Total interest income	35,790	35,722	32,396

INTEREST EXPENSE
Interest on deposits	14,865	14,845	9,534
Interest on borrowings	3,727	3,661	4,475
Total interest expense	18,592	18,506	14,009
Net interest income	17,198	17,216	18,387

Provision for credit losses	(415)	(1,419)	(2,840)
Net interest income after provision for credit losses	17,613	18,635	21,227

NONINTEREST INCOME
Service charges on deposit accounts	799	810	746
Loss on call or sale of investment securities, net	(383)	—	—
Gain (loss) on sale or disposition of fixed assets, net	—	427	(58)
Gain on sale of other real estate owned, net	712	—	5
Servicing fees and fee income on serviced loans	—	—	4
Interchange fees	410	395	443
Income from bank owned life insurance	463	388	353
Change in the fair value of equity securities	—	80	(107)
Other operating income	749	648	684
Total noninterest income	2,750	2,748	2,070
Income before noninterest expense	20,363	21,383	23,297

NONINTEREST EXPENSE
Depreciation and amortization	787	812	919
Salaries and employee benefits	9,593	9,248	9,343
Occupancy	696	581	646
Data processing	893	937	827
Marketing	72	41	82
Professional fees	471	419	323
Gain on early extinguishment of subordinated debt	(287)	(215)	—
Other operating expenses	3,252	3,473	3,101
Total noninterest expense	15,477	15,296	15,241
Income before income tax expense	4,886	6,087	8,056
Income tax expense	829	1,380	1,509
Net income	$4,057	$4,707	$6,547

EARNINGS PER SHARE
Basic earnings per share	$0.41	$0.48	$0.67
Diluted earnings per share	0.41	0.48	0.67
Cash dividends declared per common share	0.10	0.10	0.10

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2024			March 31, 2024			June 30, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,168,762	$32,161	5.96%	$2,195,496	$32,135	5.89%	$2,100,751	$28,513	5.44%
Securities:
Taxable	403,391	2,766	2.76	410,761	2,817	2.76	460,765	3,262	2.84
Tax-exempt	23,558	214	3.66	26,963	238	3.55	17,235	119	2.77
Interest-bearing balances with banks	47,521	649	5.50	36,333	532	5.89	32,421	502	6.22
Total interest-earning assets	2,643,232	35,790	5.45	2,669,553	35,722	5.38	2,611,172	32,396	4.98
Cash and due from banks	25,974			26,246			30,326
Intangible assets	42,082			42,243			42,777
Other assets	91,439			94,311			94,467
Allowance for credit losses	(28,935)			(30,161)			(30,571)
Total assets	$2,773,792			$2,802,192			$2,748,171

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$658,594	$3,083	1.88%	$680,548	$3,166	1.87%	$683,016	$2,013	1.18%
Savings deposits	128,957	342	1.07	134,853	339	1.01	127,028	22	0.07
Brokered time deposits	241,777	3,126	5.20	255,694	3,314	5.21	151,370	1,870	4.95
Time deposits	741,657	8,314	4.51	734,474	8,026	4.39	694,092	5,629	3.25
Total interest-bearing deposits	1,770,985	14,865	3.38	1,805,569	14,845	3.31	1,655,506	9,534	2.31
Short-term borrowings	248,189	2,886	4.68	236,826	2,745	4.66	281,651	3,572	5.09
Long-term debt	71,122	841	4.76	76,351	916	4.83	76,325	903	4.74
Total interest-bearing liabilities	2,090,296	18,592	3.58	2,118,746	18,506	3.51	2,013,482	14,009	2.79
Noninterest-bearing deposits	425,964			428,135			490,123
Other liabilities	29,995			26,621			23,038
Stockholders’ equity	227,537			228,690			221,528
Total liability and stockholders’ equity	$2,773,792			$2,802,192			$2,748,171
Net interest income/net interest margin		$17,198	2.62%		$17,216	2.59%		$18,387	2.82%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2024			March 31, 2024			June 30, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,168,762	$32,161	5.96%	$2,195,496	$32,135	5.89%	$2,100,751	$28,513	5.44%
Adjustments:
Interest recoveries		44			21			—
Accretion		18			19			47
Adjusted loans	2,168,762	32,099	5.95	2,195,496	32,095	5.88	2,100,751	28,466	5.44
Securities:
Taxable	403,391	2,766	2.76	410,761	2,817	2.76	460,765	3,262	2.84
Tax-exempt	23,558	214	3.66	26,963	238	3.55	17,235	119	2.77
Interest-bearing balances with banks	47,521	649	5.50	36,333	532	5.89	32,421	502	6.22
Adjusted interest-earning assets	2,643,232	35,728	5.44	2,669,553	35,682	5.38	2,611,172	32,349	4.97

Total interest-bearing liabilities	2,090,296	18,592	3.58	2,118,746	18,506	3.51	2,013,482	14,009	2.79

Adjusted net interest income/adjusted net interest margin		$17,136	2.61%		$17,176	2.59%		$18,340	2.82%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2024	March 31, 2024	June 30, 2023
Tangible common equity
Total stockholders’ equity	$230,196	$227,005	$218,357
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,808	1,966	2,489
Trademark intangible	100	100	100
Tangible common equity	$188,200	$184,851	$175,680
Tangible assets
Total assets	$2,787,578	$2,787,706	$2,753,674
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,808	1,966	2,489
Trademark intangible	100	100	100
Tangible assets	$2,745,582	$2,745,552	$2,710,997

Common shares outstanding	9,828,825	9,781,946	9,831,145
Tangible equity to tangible assets	6.85%	6.73%	6.48%
Book value per common share	$23.42	$23.21	$22.21
Tangible book value per common share	19.15	18.90	17.87

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		6/30/2024	3/31/2024	6/30/2023
Net interest income	(a)	$17,198	$17,216	$18,387
Provision for credit losses		(415)	(1,419)	(2,840)
Net interest income after provision for credit losses		17,613	18,635	21,227

Noninterest income	(b)	2,750	2,748	2,070
Loss on call or sale of investment securities, net		383	—	—
(Gain) loss on sale or disposition of fixed assets, net		—	(427)	58
Gain on sale of other real estate owned, net		(712)	—	(5)
Change in the fair value of equity securities		—	(80)	107
Change in the net asset value of other investments(1)		27	(70)	(78)
Core noninterest income	(d)	2,448	2,171	2,152

Core earnings before noninterest expense		20,061	20,806	23,379

Total noninterest expense	(c)	15,477	15,296	15,241
Write down of other real estate owned(2)		—	(233)	—
Gain on early extinguishment of subordinated debt		287	215	—
Core noninterest expense	(f)	15,764	15,278	15,241

Core earnings before income tax expense		4,297	5,528	8,138
Core income tax expense(3)		730	1,255	1,522
Core earnings		$3,567	$4,273	$6,616

Core basic earnings per common share		0.36	0.44	0.67

Diluted earnings per common share (GAAP)		$0.41	$0.48	$0.67
Loss on call or sale of investment securities, net		0.03	—	—
(Gain) loss on sale or disposition of fixed assets, net		—	(0.03)	—
Gain on sale of other real estate owned, net		(0.06)	—	—
Change in the fair value of equity securities		—	(0.01)	0.01
Change in the net asset value of other investments(1)		—	(0.01)	(0.01)
Write down of other real estate owned(2)		—	0.02	—
Gain on early extinguishment of subordinated debt		(0.02)	(0.02)	—
Core diluted earnings per common share		$0.36	$0.43	$0.67

Efficiency ratio	(c) / (a+b)	77.59%	76.62%	74.50%
Core efficiency ratio	(f) / (a+d)	80.24	78.81	74.21
Core return on average assets(4)		0.52	0.61	0.97
Core return on average equity(4)		6.31	7.52	11.98
Total average assets		$2,773,792	$2,802,192	$2,748,171
Total average stockholders’ equity		227,537	228,690	221,528

(1) Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.

(2) Adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expense in the accompanying consolidated statements of income.
(3) Core income tax expense is calculated using the effective tax rates of 17.0%, 22.7% and 18.7% for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
(4) Core earnings used in calculation. No adjustments were made to average assets or average equity.